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Exhibit 99.3

Quarterly Letter
from Robert P. Cochran, Chairman and Chief Executive Officer of
Financial Security Assurance Holdings Ltd.

October 31, 2007

In this time of market uncertainty, I am pleased to report that FSA and investors in FSA-insured bonds are well protected against loss from credit deterioration and that we have just completed a very strong origination quarter.

A few points before discussing recent performance:

Looking back over the period leading up to this third quarter, I have to admit that staying the course in the liquidity-rich and credit-insensitive markets of the past few years has been difficult. We were often crowded out of areas where we had traditionally been perceived to add value. In our view, structures and pricing were increasingly aggressive, while asset quality was deteriorating. In other sectors, we concluded that asset performance was either too unpredictable or too volatile, or both, to support our participation at any level of credit or compensation.

As a result, in the poor cohort years of 2005 and 2006, we cut back production drastically and avoided CDOs of ABS. Our restraint has now paid off, and we feel that we are in a comfortable position, with plenty of dry powder, to address the opportunities available today.

Third quarter and nine months 2007 performance

In the third quarter of 2007, we had our strongest origination quarter ever, generating present value (PV) originations of $537.2 million on new business, driven by a broad distribution of business executed on favorable credit and pricing terms. PV originations year-to-date were $952.6 million.

However, while wider spreads are enhancing the prospects for bond insurers, they are also having the effect of increasing the unrealized mark-to-market losses on our net income and equity. In the third quarter of 2007, we show a reported net loss of $121.8 million due primarily to net after-tax unrealized mark-to-market (fair-value adjustment) losses totaling $190.9 million for our insured derivative portfolio, which consists mainly of insured credit default swaps (CDS). For the first nine months, net income was $26.2 million.

Operating earnings, which exclude fair-value adjustments for insured derivatives and economic hedges, were $90.3 million for the third quarter of 2007, a 7.4% decrease from the comparable-period result in 2006, and $283.7 million for the first nine months, approximately 2.5% over the 2006 nine-month result. Operating earnings declined in the third quarter due to realized gains in the third quarter of 2006 on sales from the portfolio of assets acquired in refinancing transactions, which did not recur in the third quarter of 2007, and increased expenses, including increased non-specific loss reserve and compensation expenses related to higher originations.

Shareholders' equity under GAAP (book value) was $2.3 billion. GAAP equity decreased by $0.4 billion from June 30, 2007, principally due to the effects of the net unrealized mark-to-market losses for insured derivatives, which are recorded in the income statement, combined with the net after-tax unrealized mark-to-market loss of $269.4 million for the third quarter on available-for-sale assets held in the Financial Products (FP) Investment Portfolio, which are recorded in a separate component of equity. The mark-to-market in the FP Investment Portfolio resulted primarily from changes in fair value of residential mortgage-backed securities (RMBS). Partially offsetting these reductions were contributions from operating earnings and our highly rated General Investment Portfolio, which had net after-tax unrealized gains for the third quarter of $36.4 million.

We view the unrealized marks to market as accounting requirements with no material economic impact because the spread widening is mainly due to liquidity dislocations rather than credit deterioration.

Given the strong credit quality of FSA's risks and our ability to hold them over time, our mark-to-market adjustments are not expected to result in realized losses, with the sum of these fluctuations reversing to zero when the contracts or transactions mature. In fact, given the relatively short lives of the Financial Products and insured CDS portfolios, with no change in current market spreads and no realized losses, a significant portion of mark-to-market reversal should occur in the next two years.

At the end of the third quarter of 2007, FSA's insured CDS portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $80.0 billion, representing approximately 19% of total insured net par outstanding. Approximately 96% of this insured CDS portfolio was Triple-A or Super Triple-A (at least 1.3 times the Triple-A standard of credit protection) and 4% was Double-A as of September 30, 2007.

Approximately 70% of the Financial Products investment portfolio is invested in non-agency RMBS, 93% of which are rated Triple-A with 6% rated Double-A and 1% rated Single-A as of September 30, 2007.

U.S. public finance: solid performance in continuing highly competitive market

Total issuance in the U.S. municipal bond market reached $323.3 billion, 21% higher than in the first nine months of 2006, primarily due to a strong refunding market in the first six months of the year. Insurance penetration during the first nine months was approximately 49%, compared with 50% in last year's comparable period. In this market, which remains highly competitive for bond insurers, FSA insured approximately 24% of the par amount of insured new municipal bond issues sold year-to-date.

In the third quarter of 2007, FSA originated an insured gross par amount of $13.9 billion of U.S. municipal bonds, a 50.2% increase over that of the third quarter of 2006, and generated $97.2 million of PV premiums, a 93.8% increase. The higher increase in PV premiums relative to gross par insured is attributed to an increase in insured volume in the health care and transportation sectors, as well as the contribution from the guaranty of a large, high-premium infrastructure transaction to fund a new stadium that is being privately financed by New York's two NFL football teams.

In the first nine months of 2007, FSA originated an insured gross par amount of $40.2 billion of U.S. municipal bonds, a 36.4% increase over that of the comparable period last year. This generated $248.6 million of PV premiums, a 14.7% increase. We believe the U.S. municipal market will continue to remain challenging in traditional sectors, but expect to have significant new opportunities in structured public finance sectors.

International public finance: third-quarter production soars

We closed a significant number of financings in the third quarter that had been in the pipeline for some time. Third-quarter gross par insured was $7.8 billion, and PV premiums were $281.3 million, increases of 307.5% and 249.3%, respectively, over those of the same period in 2006. These originations brought nine-month 2007 gross par insured volume to $10.4 billion and nine-month PV premiums originated to $337.0 million, increases of 60.1% and 53.9%, respectively, year over year.

Particularly notable was the diversification of this business across sectors, such as transportation, health care, utilities, airports and universities, and across geographic areas, spanning the U.K., France, Italy, Mexico, Australia, New Zealand and Japan. While we do not anticipate duplicating this third quarter performance in the fourth quarter of 2007, we expect to have a strong pipeline of transactions going into 2008.

U.S. asset-backed business: strong production in more favorable spread market

In this period of wider credit spreads and reduced market liquidity, we insured gross par of $11.2 billion of U.S. asset-backed securities in the third quarter of 2007, an increase of 130.2% over that of the comparable period in 2006, and generated PV premiums of $103.4 million, which represents a $394.9% increase. For the first nine months, we insured gross par of $33.5 billion, an increase of

85.2%, and generated PV premiums of $232.4 million, an increase of 214.1%. The sharp increase in PV premiums is primarily due to spread widening and longer average lives of transactions.

The business was diversified across all of our core sectors, but particularly strong in the pooled corporate sector, where we found a significant number of attractive opportunities at the Super Triple-A rating level. While there is strong demand for bond insurance in some mortgage sectors, we are not yet seeing significant new subprime transactions coming in the liquidity- constrained market. Once the market returns to a more normal cycle, we would expect to find a number of good opportunities at attractive pricing levels.

International asset-backed market: greater diversification of insured transactions expected

In the third quarter, FSA insured a gross par of $2.4 billion of asset-backed obligations outside the United States, 106.9% more than in the comparable period in 2006, and generated PV premiums of $20.2 million, an increase of 113.4%. While most of the growth was concentrated in the pooled corporate sector, we are seeing expanded interest in financial guaranty insurance for a broad range of asset types as a result of repricing of credit and liquidity shortages. For the first nine months, we insured $7.0 billion of gross par, which generated $50.0 million of PV premiums, increases of 16.0% and 117.0%, respectively.

Financial Products: positive impact of wider spreads

In the FP segment, PV net interest margin (NIM) originated increased 10.4% to $35.1 million for the third quarter and was approximately flat for the first nine months. With wider spreads for Triple-A investments, FP was able to increase PV NIM while shortening the weighted average life of the investment portfolio, improving liquidity and further reducing portfolio credit risk. As noted earlier, the credit quality of the FP portfolio is very high. The FP Portfolio is managed to minimize interest rate and convexity risk by generally matching the asset and liability portfolios on a floating to floating basis; to minimize credit risk through investments in high-quality securities; and to minimize liquidity risk by maintaining the weighted average life of assets shorter than the weighted average life of liabilities.

Additional third quarter highlights

New subsidiary in Mexico.    FSA Seguros México, a Triple-A rated subsidiary of FSA, became the first financial guaranty insurance company to be licensed in Mexico. We believe there are significant opportunities in Mexico in the domestic municipal, public infrastructure and asset-backed markets, and we have an experienced team on the ground in Mexico City to develop this business.

Ratings reaffirmed by Fitch and Moody's.    In reaffirming our AAA claims-paying rating, Fitch said: "FSA has demonstrated considerable underwriting discipline across all sectors during this challenging period, generally opting not to underwrite transactions that it believes are not priced commensurately with the level of risk involved." Moody's stated: "FSA has strong core profitability, both relative to its peers and in absolute terms. This translates into credit and tail risk ratios that are among the best in the industry."

Looking ahead

Based on current market conditions, our new business opportunities have never been better, and we are excited about helping our clients meet the challenges of changing credit markets. In pursuing new business, we continue to be mindful of the principles of conservative underwriting and disciplined pricing that have guided our business development thus far. Our first priority, as always, will be to provide investors in FSA-insured bonds with the highest quality Triple-A guaranty available in the global markets.

Sincerely,

/s/  ROBERT P. COCHRAN

Robert P. Cochran

Please refer to the accompanying earnings release for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders' equity, and PV premiums originated to gross premiums written. This document contains forward-looking statements regarding, among other things, the Company's plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading "Forward-Looking Statements" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.

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  Exhibit 99.3
Quarterly Letter from Robert P. Cochran, Chairman and Chief Executive Officer of Financial Security Assurance Holdings Ltd.